Exhibit 99.2
Abercrombie & Fitch Co.
Non-GAAP Reconciliation
(Unaudited)
Thirteen Weeks Ended October 29, 2005 and Thirteen Weeks Ended October 30, 2004
(in thousands except per share data)

	ACTUAL		ACTUAL
	2005	% of Sales	2004	% of Sales
Marketing, General and Administrative Expense, as reported	97,644	13.9%	86,273	16.6%
Non-Recurring Charge	(13,462)	-1.9%	(32,900)	-6.3%

Non-GAAP Marketing, General and Administrative Expense	84,182	11.9%	53,373	10.2%

Operating Income, as reported	115,874	16.4%	61,978	11.9%
Non-Recurring Charge	13,462	1.9%	32,900	6.3%

Non-GAAP Operating Income	129,336	18.3%	94,878	18.2%

Net Income, as reported	71,600	10.2%	39,911	7.7%
Non-Recurring Charge (tax effected at 39% and 37%, respectively)	8,212	1.2%	20,661	4.0%

Non-GAAP Net Income	79,812	11.3%	60,572	11.6%

Net Income Per Share:
Fully-Diluted, as reported	$0.79		$0.42
Non-Recurring Charge	$0.09		$0.22

Non-GAAP Fully-Diluted	$0.88		$0.64